Exhibit 99.1

T-Mobile Closes Deal with DISH to Divest Sprint Prepaid Business

Divestiture Marks a Major Commitment Fulfilled by T-Mobile as Part of Merger with Sprint

Bellevue, Washington — July 1, 2020 — T-Mobile US Inc. (NASDAQ: TMUS) announced today that as the supercharged Un-carrier continues its post-merger close efforts to build America’s best 5G network and bring the value of new T-Mobile to consumers across the United States, it has completed its previously announced divestiture of Sprint’s prepaid wireless business to DISH Network Corporation (NASDAQ: DISH). The divestiture fulfills a commitment that T-Mobile and Sprint made to the Department of Justice and to the Federal Communications Commission as part of their merger process.

“We just checked an important milestone. In closing our deal with DISH to divest Sprint’s prepaid brand, T-Mobile followed through on fulfilling one of the most significant commitments we made as part of this merger process. We are excited to keep making big steps forward and, as promised, continue to work toward delivering the transformative nationwide 5G network that is only possible with the New T-Mobile’s combined capacity AND breadth to consumers across the U.S.,” said CEO Mike Sievert.

The divestiture of Sprint’s prepaid business represents more than 9.3 million customers. T-Mobile will receive approximately $1.4B for Sprint’s prepaid business subject to a customary post-closing working capital adjustment. Additionally, the divested prepaid customers and new DISH wireless customers will have full access to the new T-Mobile network in a phased approach through a mobile virtual network operator (MVNO) arrangement, as well as through an infrastructure mobile network operator (MNO) arrangement enabling roaming in certain areas until DISH’s 5G network is built out. In connection with the closing of the DISH transaction, T-Mobile, Sprint and DISH entered into certain other ancillary agreements, including a spectrum purchase agreement.

About T-Mobile

T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.